UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): June 24, 2008
Dolan Media Company
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33603	43-2004527

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

706 Second Avenue South, Suite 1200,
Minneapolis, Minnesota	55402

(Address of Principal Executive Offices)	(Zip Code)
(612) 317-9420
(Registrant’s telephone number, including area code)
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
     This Amendment No. 1 on Form 8-K/A amends and supplements the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2008 (the “Original 8-K”) to update the disclosure regarding the grant of stock options to Arthur F. Kingsbury, which our Board approved in connection with his election as a director. No other revision or amendments have been made to the Original 8-K and the information contained in this amendment does not modify or update the disclosures in the Original 8-K in any way other than as set forth here. You should read this amendment in conjunction with the Original 8-K.
Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)
     As described in the Original 8-K, our Board approved a grant of non-qualified stock options to Arthur F. Kingsbury in connection with his election to our Board. As previously described in the Original 8-K, the number of shares underlying this option was to be determined on the grant date, which would be the second trading day following the release of our earnings for the second quarter of 2008.
     The second trading day following the release of our earnings for the second quarter of 2008 was August 11, 2008 and, on that date, our compensation committee determined that the number of shares underlying the option were 10,847 shares of our common stock. This was calculated as previously described in the Original 8-K.
     Accordingly, on August 11, 2008, we granted to Mr. Kingsbury a non-qualified stock option to purchase 10,847 shares of our common stock at an exercise price of $18.00 per share. The option vests in four equal installments on each of August 11, 2009, 2010, 2011 and 2012, provided that Mr. Kingsbury continues to serve us as a director. The option has a term of seven years.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLAN MEDIA COMPANY
By:	/s/ Scott J. Pollei
	Name:	Scott J. Pollei
Its: Executive Vice President and Chief Financial Officer

Dated: August 12, 2008

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